Exhibit 21.1

IDENTIV, INC.

SUBSIDIARIES OF THE REGISTRANT

Subsidiary Legal Name	Jurisdiction of Incorporation/Formation
Americas:
Thursby Software Systems, LLC	Texas
ACIG TECHNOLOGY Corp.	Florida
Microtech International Inc.	Delaware
SCM Microsystems (U.S.) Inc.	Delaware
Viscount Acquisition ULC	Canada

Europe:
Identiv GmbH	Germany
SCM Microsystems Ltd.	United Kingdom
Asia:
Identiv KK	Japan
Identiv Pvt. Ltd.	India
Identiv Pte. Ltd.	Singapore

All subsidiaries of the registrant are substantially owned, directly or indirectly by Identiv, Inc., and do business under their respective names.